UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2025

STRYVE FOODS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38785	87-1760117
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Post Office Box 864 Frisco, TX	75034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 987-5130

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SNAX	The Nasdaq Stock Market LLC
Warrants, each exercisable for Class A Common Stock	SNAXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer Transition

On May 16, 2025, R. Alex Hawkins submitted his resignation as Chief Financial Officer of Stryve Foods, Inc. (the “Company”), effective June 16, 2025 (the “Effective Date”), to pursue another opportunity in a different industry. Mr. Hawkins’ resignation was not a result of any disagreement between the Company and Mr. Hawkins on any matter related to the operations, policies, or practices of the Company. The Company thanks Mr. Hawkins for his years of contribution and service to the Company.

On May 27, 2025, the Board of Directors (the “Board”) of the Company appointed Carolyn Short, CPA, CFE as Chief Financial Officer of the Company effective as of June 16, 2025. Ms. Short, age 57, brings a strong history of Financial experience as a senior leader at Senske Services, Stryve Foods and Water Logic USA. There are no transactions in which the Company is a party and in which Ms. Short has a material interest subject to disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Ms. Short and any of the Company’s current or former directors or executive officers.

The Company entered into an employment agreement with Ms. Short whereby she receive an initial annual base salary of $260,000 and be eligible to earn an annual target bonus of 75% of her base salary and participate in the Plan, subject to the Company’s ability to increase her compensation from time to time. The Employment Agreement further entitles Ms. Short to four weeks of vacation, participation in Stryve’s other employee benefit plans and programs that are made available to employees of Stryve from time to time and reasonable and necessary relocation benefits in accordance with Stryve’s relocation policy.

The Employment Agreement provides that, if Ms. Short’s employment with the Company and Stryve is terminated by the Company without “cause” or by Ms. Short for “good reason,” then, subject to the terms and conditions of the Employment Agreement, including a general release of claims, Ms. Short will receive base salary continuation and continued participation in certain health benefit plans for twelve (12) months, plus the product of twelve (12) months multiplied by 1/12 of his target bonus, payable in installments. If Ms. Short’s qualifying termination without cause or for good reason occurs within 12 months following a “change of control,” then she will instead receive twenty-four (24) months of base salary plus the product of twenty-four (24) months multiplied by 1/12 of his target bonus, payable in installments. The Employment Agreement includes customary restrictive covenants.

The Employment Agreements define “cause” generally as (a) a willful failure to perform duties (other than a failure resulting from incapacity due to physical or mental illness); (b) fraud, gross negligence, recklessness, willful misconduct, or breach of fiduciary duty in the performance of duties; (c) an indictment or similar formal legal charge or a plea of guilty or nolo contendere to a misdemeanor involving fraud, embezzlement, theft, other financial dishonesty, or moral turpitude that brings financial harm or embarrassment, or a felony; (d) certain breaches of the Employment Agreement; (e) certain conduct violating any policy of the Company or any state law or federal law relating to prohibition on discrimination, retaliation, or unlawful harassment; or (f) the use of illegal drugs, substance abuse, or habitual insobriety that impacts the executive’s performance or brings financial harm or embarrassment to the Company. The Employment Agreements define “good reason” generally as (1) certain breaches of the Employment Agreement by the Company; (2) a material reduction in the base salary, subject to certain exceptions; or (3) any material diminution of the executive’s position with the Company.

The foregoing description of the terms of the Employment Agreement is qualified in its entirety by reference to the applicable Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

10.1	Employment Agreement by and among the Company and Carolyn Short.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 28, 2025

STRYVE FOODS, INC.

By:	/s/ Chris Boever
Name:	Chris Boever
Title:	CEO